EXHIBIT 10.18

SENIOR OFFICER

REMUNERATION POLICY

25/03/15

CONTENTS

1. Scope	3

2. Purpose and Basic Principles	3

3. Competent Bodies	3

4. Structure of Senior Officer Remuneration	3

5. Basic Terms of the Contracts	4

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document that this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

CORPORATE GOVERNANCE AND REGULATORY COMPLIANCE POLICIES

SENIOR OFFICER REMUNERATION POLICY

The Board of Directors of IBERDROLA, S.A. (the “Company”) approves this Senior Officer Remuneration Policy in exercise of the powers granted thereto.

The Company desires to continue to focus on the ongoing improvement and full alignment of the Senior Officer Remuneration Policy with the good governance recommendations generally recognised in international markets in the area of senior officer remuneration, adjusting them to the specific needs and circumstances of the Company and of the group of companies of which the Company is the controlling entity, within the meaning established by law (the “Group”).

1. Scope

For purposes of the Company’s Corporate Governance System, senior officers are deemed to be those officers who report directly to the Board of Directors, to the chairman thereof or to the chief executive officer of the Company and, in all cases, the director of the Internal Audit Area, as well as any other officer that the Board of Directors deems to be a senior officer.

2. Purpose and Basic Principles

The purpose of the Senior Officer Remuneration Policy is to offer remuneration systems that make it possible to attract, retain, and motivate the most qualified professionals, in order to enable the Company and the Group to attain their strategic objectives within the increasingly competitive and internationalised context in which they operate.

In accordance with this purpose, the Senior Officer Remuneration Policy seeks to:

a)	Ensure that the remuneration, in terms of structure and total amount, is in line with best practices, as well as competitive vis-à-vis that of comparable entities at the domestic and international level. It has been established by taking into account the differences existing in the area of senior officer remuneration in the various regions in which the Group operates.

b)	Establish the remuneration, in accordance with objective standards, based on the individual performance of the senior officers and on the achievement of the corporate objectives of the Company and the Group.

c)	Include a significant annual variable component tied to the achievement of specific, pre-established, quantifiable objectives in line with the corporate interest and strategic goals of the Company. The foregoing should be understood to be without prejudice to the possibility of considering other objectives, especially in the area of corporate social responsibility.

d)	Foster and encourage the attainment of the strategic goals of the Company through the inclusion of long-term incentives, strengthening continuity in the competitive development of the Group and of its management team, and generating a motivating effect that acts as a driving force to ensure the loyalty and retention of the best professionals.

e)	Set appropriate maximum limits to any short-term or long-term variable remuneration, and establish suitable mechanisms to reconsider the implementation and payment of any deferred variable remuneration when a reformulation occurs that has a negative effect on the Company’s consolidated annual accounts, including the potential total or partial cancelation of payment of deferred variable remuneration in the event of a correction of the annual accounts on which such remuneration was based.

Without prejudice to all of the foregoing, the Senior Officer Remuneration Policy shall be suitably adjusted to the prevailing economic situation and the international context.

3. Competent Bodies

The Board of Directors is the body with authority to approve the Senior Officer Remuneration Policy as well as the basic terms of the contracts with senior officers, based for such purpose on a proposal that the chairman of the Board of Directors or the chief executive officer makes to the Remuneration Committee for the issuance of a report thereon and the submission thereof to the Board of Directors.

Pursuant to the provisions of the Company’s Corporate Governance System, the establishment of senior officer remuneration systems consisting of the delivery of shares of the Company or of rights thereon, or of remuneration indexed to the value of shares, requires the approval of the shareholders acting at a General Shareholders’ Meeting.

4. Structure of Senior Officer Remuneration

As in the case of the chairman of the Board of Directors & chief executive officer, the remuneration package for senior officers primarily consists of:

a)	Fixed remuneration, adjustable on an annual basis.

b)	Variable remuneration, consisting of an annual variable component (short term) and another tied to the Company’s performance with respect to certain specific, pre-established, and quantifiable economic/financial, industrial, and operational parameters in line with the strategic (long term) goals of the Company and of the Group.

The parameters shall refer mainly to economic/financial, industrial, and operational aspects and shall be specific, pre-established, quantifiable parameters in line with the corporate interest and with the strategic goals of the Company, as well as with the creation of shareholder value over the long term and in a sustained fashion, taking into account the senior officer’s area of activity and individual performance.

The timeframe to be used for guidance purposes in medium- and long-term remuneration programmes shall be three years, and in the case of systems linked to shares of the Company, excessive dilution shall be avoided and the amount of remuneration shall be calculated at market

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document that this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

CORPORATE GOVERNANCE AND REGULATORY COMPLIANCE POLICIES

prices. Appropriate minimum holding periods may be established in respect of a portion of the shares received. If there is a correction in the annual accounts upon which such remuneration was based, the Board of Directors shall evaluate whether it is appropriate to totally or partially cancel payment of the deferred variable remuneration.

It is also ensured that the accrual of variable remuneration of any kind is not based merely on the general performance of the markets, of the industry in which the Company operates, or on other similar circumstances.

c)	A set of benefits, including insurance and social security systems as well as in-kind remuneration.

5. Basic Terms of the Contracts

Such terms are the following:

a)	Indefinite Duration

The contracts with the Company’s senior officers are of indefinite duration, and financial compensation is contemplated therein in the event of termination of the contractual relationship with the Company, provided that such termination does not occur exclusively due to the senior officer’s decision to withdraw or as a result of a breach of the senior officer’s duties.

The amount of the severance payment is established in accordance with length of service and the reasons for the senior officer’s withdrawal from office, up to a maximum of five times annual salary. A limit of two times annual salary shall apply to new contracts with senior officers signed as from 2011.

b)	Applicable Legal Provisions

The contracts with the Company’s senior officers are governed by the legal provisions applicable to senior officer special employment relationship agreements or by such special terms and conditions of the common employment system (régimen laboral común) as are determined by the Company or as legally apply from time to time.

c)	Compliance with the Company’s Corporate Governance System

All of the Company’s senior officers have the duty to strictly observe the rules and provisions contained in the Company’s Corporate Governance System to the extent applicable thereto.

d)	Non-competition

The contracts with senior officers in all cases establish a duty not to compete with respect to companies and activities that are similar in nature to those of the Company and the Group, during the term of their relationship with the Company and for a period of not less than one year following termination thereof, and also provide for payment, for each year of duration of such agreement not to compete, of an amount equal to 50% of the fixed remuneration received during the last full financial year.

e)	Confidentiality and Return of Documents

A rigorous duty of confidentiality is established, which must be assumed by the senior officer and complied with both during the term of the contract and once the relationship has terminated, with the Company reserving the right to bring such legal actions as may be appropriate to defend its interests. In addition, the senior officer must return to the Company any documents and items relating to the senior officer’s activity that are in the senior officer’s possession upon termination of the relationship with the Company, in accordance with such terms and conditions as are set forth by the Company.

This Senior Officer Remuneration Policy was initially approved by the Board of Directors on 18 December 2007 and was last amended on 25 March 2015.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document that this translation is intended to reflect, the text of the original Spanish-language document shall prevail.